Exhibit A

to

Amended Plan of Distribution

Pursuant to Rule 12b-l

of

Advisers Investment Trust

Fund Name	Share Class	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares
JOHCM Asia Ex-Japan Equity Fund	Class I Class II	0.10% 0.25%
JOHCM Emerging Markets Opportunities Fund	Class I Class II	0.10% 0.25%
JOHCM Global Equity Fund	Class I Class II	0.10% 0.25%
JOHCM International Select Fund	Class I Class II	0.00% 0.25%
JOHCM International Small Cap Equity Fund	Class I Class II	0.10% 0.25%
JOHCM Emerging Markets Small Mid Cap Equity Fund	Class I Class II Class III	0.10% 0.25% 0.50%
JOHCM US Small Mid Cap Equity Fund	Class I Class II Class III	0.10% 0.25% 0.50%
JOHCM International Opportunities Fund	Class I Class II	0.10% 0.25%

Effective as of: June 16, 2016

Advisers Investment Trust

/s/ Dina Tantra
Name: Dina Tantra
Title: President